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                                   EXHIBIT 4-d




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                                                                         9/23/96
                      SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement dated as of April 30, 1996 by and between Analysts International Corporation, a Minnesota corporation (the "Company") and Norwest Bank Minnesota, National Association (the "Rights Agent").

The Company and the Rights Agent entered into that certain Rights Agreement dated as of June 16, 1989 (the "Rights Agreement"), which Rights Agreement was subsequently amended pursuant to action of the Company's Board of Directors on April 26, 1990.

On April 29, 1996, the Board of Directors of the Company adopted further amendments to the Rights Agreement and authorized the officers of the Company to take such further action as they deem necessary to effect such amendments.

The Company has notified the Rights Agent of the amendments so adopted and has certified through an appropriate officer that such amendments are in compliance with Section 27 of the Rights Agreement.

Accordingly, and in consideration of the premises and the mutual agreements set forth in the Rights Agreement, the parties amend the Rights Agreement as follows:

     1.   Section 1, paragraph (a) is amended to read:

               (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, or any Person who acquires Common Shares from the Company in a transaction approved by the Board of Directors. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of

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               Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement.

     2.   Section 1, paragraph (g) is amended to read:

               (g) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date or
               (ii) the Close of Business on the tenth day (or such earlier date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or entity holding Common Shares for or pursuant to the terms of any such plan or any Person acquiring shares from the Company in a transaction approved by the Board of Directors) to commence, a tender or exchange offer (within the meaning of Rule 14e-2(a) under the Exchange Act), the consummation of which would result in beneficial ownership by a Person of 15% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights).

     3.   Section 1, paragraph (j) is deleted.

     4.   Section 7, paragraph (a) (i) is amended to read:

               (i) the close of business on April 29, 2006 (the "Final Expiration Date"),

     5.   Section 7, paragraph (b) is amended to read:

               (b) The Purchase Price for each Common Share pursuant to the exercise of a Right shall initially be $160, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

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     6.   Section 9, paragraph (a) is amended to read:

               (a) The Company covenants and agrees that it will use its best efforts to cause to be reserved and kept available out of its authorized and unissued Common Shares or any reacquired Common Shares, the number of Common Shares that, except as may otherwise be permitted by Section 11 (a) (iv), will be sufficient to permit the exercise in full of all outstanding Rights.

     7. The introductory clause of Section 13, paragraph (a), which currently reads "In the event, directly or indirectly," is amended to read:

               In the event that, following the Shares Acquisition Date, directly or indirectly,

     8.   Section 23, paragraph (c) is deleted.

     9.   Section 27 is amended to read:


               Section 27. SUPPLEMENTS AND AMENDMENTS. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; PROVIDED, HOWEVER, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights that are not or will not become void pursuant to the terms of
               Section 11 (a) (ii), Section 13 or any other section hereof. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1 (a) and 3 (a) hereof from 15% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) and (ii) 10%.
               Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall

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               have determined in good faith that such supplement or amendment would adversely affect its interests under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

The Company and the Rights Agent further agree to enter into a Restated Rights Agreement as of April 30, 1996 incorporating the foregoing amendments.



Attest:                            ANALYSTS INTERNATIONAL CORPORATION

By     /s/ THOMAS R. MAHLER        By     /s/ GERALD M. MCGRATH
  ------------------------------     -------------------------------
       Thomas R. Mahler                   Gerald M. McGrath
       Secretary                          Vice President - Finance


Attest:                            NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION

By     /s/ SUZANNE M. SWITS        By     /s/ BEATRICE L. HUSTON
  ------------------------------     -------------------------------
       Suzanne M. Swits                   Beatrice L. Huston
       Assistant Secretary                Vice President